Exhibit 21.1

STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Steinway Musical Instruments, Inc., a Delaware corporation

The Selmer Company, Inc., a Delaware corporation

Vincent Bach International, a corporation organized under the laws of the United Kingdom

The Steinway Piano Company, Inc., a Delaware corporation

Steinway, Inc., a Delaware corporation

The O.S. Kelly Corporation, a Delaware corporation

The O.S. Kelly Company, an Ohio corporation

Steinway & Sons, a New York corporation

Boston Piano Company, a Massachusetts corporation

Boston Piano GmbH, a corporation organized under the laws of Germany

Hermann Kluge Beteiligungs-GmbH, a corporation organized under the laws of Germany

Hermann Kluge GmbH & Co. KG, a limited partnership organized under the laws of Germany

Bohn Claviaturen GmbH & Co. KG, a limited partnership organized under the laws of Germany

Bona Sp. Z O.O., a limited liability company organized under the laws of Poland

Pianohaus Karl Lang GmbH, a corporation organized under the laws of Germany

S & B Retail, Inc., a Delaware corporation

Steinway & Sons Japan, Ltd., a corporation organized under the laws of Japan

United Musical Instruments Holdings, Inc., a Delaware corporation

United Musical Instruments USA, Inc., an Indiana corporation

UMI Austria GmbH, a corporation organized under the laws of Austria

The SMI Trust, a Massachusetts business trust

Emerson Musical Instruments, Inc., a Delaware corporation